FOR IMMEDIATE RELEASE                               Contact: Lesley A. Mobbs
                                                             Legal Manager
                                                             310-535-4122


    MERISEL SIGNS AGREEMENTS TO PURCHASE COLOR EDGE, INC., COLOR EDGE VISUAL,
         INC. AND PHOTOBITION NEW YORK, INC., AND COMP 24, LLC

LONG BEACH, Calif. (December 28, 2004) - Merisel, Inc. (OTC:MSEL.PK) today announced that it has signed a definitive purchase agreement to acquire, through a wholly owned subsidiary, substantially all of the assets of Color Edge, Inc.
(CE). CE is a New York based commercial photographic and digital imaging company that provides custom, made-to-order products for professional photographers from the fashion, retail and editorial worlds. The purchase price will be $3,000,000 in cash and an additional amount of up to approximately $2,000,000 over a three year period commencing January 1, 2005 provided CE's EBITDA, net of capital expenditures, exceeds certain agreed upon thresholds. For the nine month period ended September 30, 2004, CE's internally prepared pro forma financial statements indicate that it had revenues of approximately $16.1 million and operating income of approximately $2.0 million. The financial results for CE have not been audited and its results may change significantly upon completion of an audit of such financial statements.

The Company has signed a definitive purchase agreement to acquire, through a wholly owned subsidiary, substantially all of the assets of each of Color Edge Visual, Inc., and its wholly-owned subsidiary, Photobition New York, Inc., (collectively, "CEV"). CEV is a New York based commercial graphic communication and imaging company that provides digital retouching services, large format digital photographic output, inkjet and digital printing services, photo-finishing and exhibits and display solutions. The purchase price is $23,344,500 in cash and the Company will pay an additional amount of up to approximately $3,400,000 for a three year period commencing January 1, 2005 provided CEV's EBITDA, net of capital expenditures, exceeds certain agreed upon thresholds. For the nine month period ended September 30, 2004, CEV's internally prepared pro forma financial statements indicate that it had revenues of approximately $25.5 million and operating income of approximately $3.5 million. The financial results for CEV, which include Photobition's results, have not been audited and its results may change significantly upon completion of an audit of such financial statements.

The Company has signed a definitive purchase agreement to acquire, through a wholly owned subsidiary, substantially all of the assets of Comp 24, LLC, ("Comp 24"). Comp 24 is a New York based commercial prototype company providing consumer products companies with prototypes, samples, props and color corrected packaging and end-to-end services, such as file editing, film separation, printing, air brushing, die cutting, foil stamping, embossing and lamination. The purchase price is $11,209,528 in cash and the Company will pay an additional amount of up to $1,630,932 for a three year period commencing January 1, 2005 provided Comp 24's EBITDA, net of capital expenditures, exceeds certain agreed upon thresholds. The Company, through its indirectly wholly-owned subsidiary, also would assume certain obligations for borrowed money and capital lease obligations of Comp 24 in the approximate amount of $1.0 million plus trade accruals and trade payables of Comp 24. For the nine month period ended September 30, 2004, Comp 24's internally prepared pro forma financial statements indicate that it had revenues of approximately $8.2 million and operating income of approximately $2.2 million. The financial results for Comp 24 have not been audited and its results may change significantly upon completion of an audit of such financial statements.

With respect to the purchase agreements between the Company and each of CEV and CE only, the Company, through its indirectly wholly-owned subsidiaries, would assume certain obligations for borrowed money and capital lease obligations of CE and CEV combined in the approximate aggregate amount of $9,000,000 plus trade accruals and trade payables of CE and CEV combined. Additionally, with respect to the purchase agreement with CEV only, the Company would also be obligated to reimburse CEV in an amount up to $2,000,000 for tax liabilities incurred by CEV's shareholders as a result of structuring the sale of CEV's business to the Company as an asset sale rather than a sale of CEV's capital stock.

The aggregate cash consideration to be paid to each of CE, CEV and Comp 24 will be subject to adjustment based on the difference, if any, between the net working capital of each company at closing and certain agreed upon target amounts. A portion of the cash consideration payable to each target company will be held in escrow until the earlier of the completion of the fiscal year-end audit for each of CE, CEV and Comp 24 for 2004 and 2005 and May 15, 2006.

These transactions are expected to close during the first half of 2005. Consummation of the acquisitions contemplated by each of the purchase agreements remain subject to a number of closing conditions, including receipt of consents to the assignment of material contracts, renegotiation of assumed debt obligations, completion of satisfactory due diligence, receipt of certain audited financial statements, delivery of agreements and documents referenced in the disclosures schedules and the satisfaction or waiver of other customary closing conditions. Each of the purchase agreements may be terminated by either party in the event that the closing conditions set forth therein are not waived or satisfied by the parties in accordance with their terms on or prior to March 31, 2005. There can be no assurance that the closing conditions will be satisfied or that some or all of these transactions will be consummated.


The closing of the transactions contemplated by the purchase agreement with Comp 24 is not contingent upon the consummation of the CE or CEV transactions.

This press release contains forward-looking statements regarding Merisel's acquisition of the assets of CE, CEV and Comp 24. Although Merisel believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Among the factors that could impact actual results of Merisel or CE, CEV or Comp 24 the success in combining companies, the ability to respond to technological changes, the fluctuations in economic conditions and competition in the digital imaging services market. Risk factors with respect to each of the companies' businesses are further discussed in the Current Report on Form 8-K filed on December 28, 2004. Merisel does not intend, and undertakes no obligation, to update its forward-looking statements to reflect future events, circumstances or otherwise.

Visit Merisel at www.merisel.com.

                                   # # #